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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported) December 17, 1993

                         FIRST UNITED BANCSHARES, INC.
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             (Exact name of registrant as specified in its charter)


      Arkansas                    0-11916                   0538646
      --------                    -------                   -------
   State or other                 (Commission               (IRS Employer
   jurisdiction of                File Number)              Identification No.)
   incorporation)

           Main and Washington Streets, El Dorado, Arkansas  71730
                   (Address of principal executive offices)

     Registrant's telephone number, including area code:  (501) 863-3181

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ITEM 5.  OTHER EVENTS

     On December 17, 1993, First United Bancshares, Inc., El Dorado, Arkansas ("First United") and InvestArk Bankshares, Inc., Stuttgart, Arkansas ("InvestArk") entered into an Agreement and Plan of Reorganization whereby First United has agreed to acquire one hundred percent (100%) of the issued and outstanding shares of common stock of InvestArk in exchange for total consideration of $26,125,000 consisting of fully paid and nonassessable shares of voting common stock, $1.00 par value of First United. The number of shares of common stock of First United to be exchanged will be determined by dividing $26,125,000 by the average sales price per share of First United's common stock for all trades occurring during the period of ten (10) trading days on which one or more trades actually takes place and which ends immediately prior to the second trading day preceding the closing date. Notwithstanding the foregoing, the number of shares of First United common stock to be exchanged shall not be less than 885,593 and shall not be greater than 985,849. Fractional shares of First United common stock shall not be issued. The closing date is expected to be prior to May 30, 1994, but may be extended by the mutual consent of the parties.

     InvestArk is a multi-bank holding company incorporated and organized under the laws of the State of Arkansas with two bank subsidiaries, First Stuttgart Bank & Trust Company, Stuttgart, Arkansas and The Bank of North Arkansas, Melbourne, Arkansas. InvestArk has roughly $194 million in assets and with the InvestArk acquisition First United will have assets of approximately $1.1 billion. Consummation of the Agreement and Plan of Reorganization is subject to approval by the appropriate bank regulatory authorities.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              First United Bancshares, Inc.
                                       (Registrant)


Date:  January 5, 1994        /s/ John E. Burns
                              John E. Burns
                              Vice President
                              and Chief Financial Officer